Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN SHAREHOLDERS ELECT BOARD OF DIRECTORS AT 2014 ANNUAL MEETING; BOARD REAPPOINTS JOSEPH M. GINGO CHAIRMAN

AKRON, Ohio - December 15, 2014 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced that its shareholders elected 10 directors to one-year terms at its 2014 Annual Meeting of Stockholders, which was held on Friday, December 12, 2015. Following the meeting, the Board of Directors reappointed Joseph M. Gingo as Chairman.

As previously announced, Gingo is retiring as President and Chief Executive Officer of the Company, effective December 31, 2014. Bernard Rzepka will become the new President and Chief Executive Officer on January 1, 2015.

The Board, which previously consisted of 11 directors, has been reduced to 10. Former directors Howard R. Curd and John B. Yasinsky have retired from the Board. Bernard Rzepka was elected to the Board at Friday’s meeting of shareholders.

“We extend our deepest appreciation to Howard and John for their valuable service, and we welcome Bernard as the newest member of our Board,” Gingo said. “As Chairman, I look forward to partnering with Bernard and our talented management team to continue to drive profitable global growth and shareholder value at A. Schulman.”

“We thank Joe for his visionary leadership as Chairman, President and Chief Executive Officer since 2008,” Rzepka said. “Today, A. Schulman holds a strong position in its key global markets and excellent prospects for continued strategic growth through our organic initiatives as well as our ongoing pursuit of potential acquisitions.”

At today’s meeting, the shareholders elected the following to the Board:

•	Eugene R. Allspach

•	Gregory T. Barmore

•	David G. Birney

•	Joseph M. Gingo

•	Michael A. McManus, Jr.

•	Lee D. Meyer

•	James A. Mitarotonda

•	Ernest J. Novak, Jr.

•	Dr. Irvin D. Reid

•	Bernard Rzepka

Exhibit 99.1

In addition, shareholders approved proposals to:

•	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015.

•	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	Approve the Company’s 2014 equity incentive plan.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,900 people and has 43 manufacturing facilities globally.  A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.

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Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer.Beeman@aschulman.com
www.aschulman.com